Exhibit 99.1

NEWS RELEASE
For more information, contact:
Paul D. Borja
Executive Vice President / CFO
Bradley T. Howes
Investor Relations Officer
(248) 312-2000

FOR IMMEDIATE RELEASE
FLAGSTAR REPORTS SECOND QUARTER RESULTS
Transformation continues supported by historically high capital and liquidity ratios
Announces agreement to sell retail branches in Georgia
TROY, Mich. (July 26, 2011) — Flagstar Bancorp, Inc. (NYSE:FBC) (the “Company”), the holding company for Flagstar Bank, FSB (the “Bank”), today reported a second quarter 2011 net loss applicable to common shareholders of $(74.9) million, as compared to a first quarter 2011 net loss of $(31.7) million and a second quarter 2010 net loss of $(97.0) million.
“Our net loss this quarter, while an improvement of 23 percent from second quarter 2010, was principally the result of continued credit costs associated with our legacy balance sheet. We are able to generate positive core earnings to offset those credit costs, driven by strong mortgage banking revenues, and are encouraged by the ongoing success we have had in implementing a number of initiatives to de-risk and generate high-quality interest-earning assets for our balance sheet. We continue to take aggressive steps to put legacy issues behind us, and remain focused on balancing the solid revenue base provided by our long-standing mortgage business with our continued efforts to execute on our transformation strategy to a diversified super community bank,” commented Joseph P. Campanelli, Chairman of the Board, President and CEO.
Campanelli continued, “We are encouraged by the early success of our commercial and specialty banking initiative, originating almost $100 million in high quality commercial loans for our balance sheet during the quarter. In addition, we continue to grow our commercial loan portfolio, and maintain an active and robust pipeline that is consistent with our commercial growth strategy. We also opened four new commercial banking centers during the quarter, and continue to attract experienced and highly talented commercial bankers to our team. At the same time, we maintained strong capital and liquidity levels, and further de-risked our balance sheet by selling, for a minimal gain, $68.1 million in non-performing commercial real estate assets, all of which will help fuel our planned transition.”
Key Items for Second Quarter 2011:
•	Entered into an agreement with PNC Bank to divest the Company’s Georgia deposit franchise (deposits and facilities).

•	Sold $68.1 million of non-performing commercial real estate assets, resulting in a $0.6 million gain.

•	Originated commercial loans of $99.1 million, approximately a 300 percent increase from prior quarter.

•	Increased held-for-investment loan portfolio $210.5 million, or 3.7 percent, from prior quarter.

•	Continued to generate pre-tax, pre-credit cost income, with $41.0 million in second quarter 2011.

•	Mortgage rate-lock commitments increased $0.9 billion, or 16.8 percent, from prior quarter.

•	Decreased total non-performing assets by $34.8 million, or 6.3 percent, from prior quarter.

•	Asset resolution expense related to non-performing residential first mortgage and commercial loans decreased by 38.9 percent from the prior quarter, to $23.3 million.

•	Average core deposits increased by 8.4 percent from prior quarter, to $2.7 billion.

•	Strengthened Tier 1 capital ratio to 10.07 percent.
Campanelli went on to say, “The agreement with PNC to divest our Georgia retail franchise for book value was a win-win for both parties. PNC will be acquiring a banking franchise with great potential, while Flagstar will be able to focus its growth strategy on our two major markets, the Midwest and the Northeast.”
Second quarter 2011 net loss per share was $(0.14) per share (diluted) based on average shares outstanding of 553,946,000, as compared to a first quarter 2011 of $(0.06) per share (diluted) based on average shares outstanding of 553,555,000 and $(0.63) per share (diluted) based on average shares outstanding of 153,298,000 in the second quarter 2010.
For the six months ended June 30, 2011, the net loss applicable to common stockholders totaled $(106.6) million, or $(0.19) per share (diluted) based on average shares outstanding of 553,752,000, a 40 percent improvement as compared to $(178.9) million or $(1.55) per share (diluted) based on average shares of 115,707,000 during the same period 2010.
Recent Developments
The Company announced that it has entered into an agreement for the sale or lease of its Georgia retail bank branch franchise to PNC Bank, N.A., part of The PNC Financial Services Group, Inc. (NYSE: PNC). Under the agreement, PNC Bank will be purchasing the facilities or assuming the leases associated with 27 branch offices, and buying the associated business and retail deposits (approximately $240 million at June 30, 2011).
PNC Bank has agreed to pay net book value of the acquired real estate and fixed assets (approximately $42 million at June 30, 2011) associated with the branches and to assume all current lease obligations with respect to the branches. The transaction is anticipated to close during December 2011 and is subject to regulatory approvals and other customary terms and conditions. For additional information on this transaction, refer to the Company’s Form 8-K to be filed with the Securities and Exchange Commission.
The 27 affected branches will operate normally through completion of the transaction. Customer ATM cards, checks and accounts will function as usual. Customers of these branches need not take any action at this time, and they will be contacted by both PNC and the Company prior to the branch transfer.
Asset Quality
During the second quarter 2011, the Company sold $68.1 million of non-performing commercial real estate assets, which resulted in a $0.6 million gain and is included in net gain (loss) on sale of assets. During the first quarter 2011, the Company sold $80.3 million of non-performing residential first mortgage loans which were included in the available-for-sale category. Since the fourth quarter 2010, the Company has sold $622.4 million in non-performing assets through bulk sales, which are in addition to loan or property sales in the ordinary course of business.
Non-performing assets held-for-investment totaled $518.8 million at June 30, 2011, as compared to $553.5 million at March 31, 2011, and $1.2 billion at June 30, 2010. This category of assets is comprised of non-performing loans (i.e., loans 90 days or more past due and matured loans), real estate owned and net repurchased assets, and it excludes repurchased loans that are guaranteed primarily by the Federal Housing Administration (FHA). The $34.7 million decrease in the second quarter 2011, as compared to first quarter 2011, consisted primarily of a $80.1 million decrease in non-performing commercial loans and commercial real estate owned ($68.1 million as the result of the above mentioned commercial real estate sale), offset in part by an $53.7 million increase in non-performing residential first mortgage loans.

Allowance for loan losses at June 30, 2011 was $274.0 million, or 4.6 percent of loans held-for-investment and 67.9 percent of non-performing loans held-for-investment, as compared to $271.0 million, or 4.7 percent of loans held-for-investment and 73.6 percent of non-performing loans held-for-investment at March 31, 2011. The decline in allowance for loan loss, as compared to second quarter 2010, was driven largely by a decrease in riskier loans as a result of the bulk sales of non-performing assets. At June 30, 2010, the allowance for loan losses was $530.0 million, or 7.2 percent of loans held-for-investment and 52.3 percent of non-performing loans.
The Company maintains a secondary marketing reserve on its balance sheet, which reflects the estimate of probable losses that currently exists on loans that it has sold or securitized into the secondary market, except for loans repurchased with government guarantees. The secondary marketing reserve was $79.4 million as of June 30, 2011 and March 31, 2011, as compared to $76.0 million at June 30, 2010. For the second quarter 2011, the Company incurred a secondary marketing reserve provision expense of $21.8 million, as compared to $22.7 million in the first quarter 2011 and $6.8 million in the second quarter 2010.
Capital
Flagstar Bank remained “well-capitalized” for regulatory purposes at June 30, 2011, with regulatory capital ratios of 10.07 percent for Tier 1 capital and 19.73 percent for total risk-based capital. The Company had an equity-to-assets ratio of 9.27 percent at June 30, 2011.
Mortgage Banking Operations
In the second quarter 2011, gain on loan sales totaled $39.8 million, as compared to $50.2 million for the first quarter 2011 and $64.3 million for the second quarter 2010. The decrease from the prior quarter is a result of increased competition in pricing during the quarter resulting in decreased spreads on originations, offset by an increase in fallout adjusted locks. Notwithstanding the reduction in pricing, gain on sale margin increased in the quarter, as it is calculated based on loans sold, rather than on fallout adjusted locks and is therefore a trailing indicator of pricing.
Mortgage rate lock commitments increased to $6.4 billion during the second quarter 2011, as compared to $5.5 billion during the first quarter 2011, and decreased from $8.3 billion during the second quarter 2010. Mortgage loan originations, which are substantially comprised of agency-eligible residential first mortgage loans, were $4.6 billion during the second quarter 2011, a decrease from $4.9 billion in the first quarter 2011 and from $5.5 billion in the second quarter 2010. Loan sales for the second quarter of 2011 decreased to $4.4 billion, as compared to $5.8 billion for the first quarter 2011 and $5.3 billion for the second quarter 2010.
At June 30, 2011, loans serviced for others totaled $57.1 billion with a weighted average servicing fee of 30.3 basis points. This was a decrease from $59.6 billion at March 31, 2011, with a weighted average servicing fee of 30.2 basis points, and an increase from $50.4 billion at June 30, 2010 with a weighted average servicing fee of 32.4 basis points. During the second quarter, the Company sold $47.1 million in residential first mortgage servicing rights through bulk sales.
Net Interest Margin
On June 30, 2011, the Company implemented a reclassification in the financial reporting application of amounts due from FHA relating to the servicing of delinquent FHA loans to recognize the accrued credit from FHA as interest income. Previously, income from FHA was applied as an offset to non-interest expense (asset resolution expense) relating to the servicing of delinquent FHA loans, and recorded on a net basis as asset resolution expense. The impact of the reclassification on the three and six months ended June 30, 2011, was an increase in net interest income of $12.7 million and $25.5 million, respectively, with an equal increase to asset resolution expense and an increase in the Bank’s net interest margin of 21 basis points in both periods. The impact of the reclassification on the three and six months ended June 30, 2010, was an increase in net interest income of $7.1 million and $13.2 million, respectively, with an equal increase to asset resolution expense and an increase in the Bank’s net interest margin of eight basis points and nine basis points, respectively.

Net interest margin for the Bank was 1.86 percent for the second quarter 2011, as compared to 1.87 percent for the first quarter 2011 and 1.61 percent for the second quarter 2010 (reflecting the reclassification in the financial reporting application relating to the servicing of delinquent FHA loans as described above). The slight decrease from first quarter 2011 reflects a 1.5 percent decline in average interest earning assets to $11.3 billion for the second quarter 2011 from $11.5 billion for the first quarter 2011.
Average interest-earning deposits, on which the Bank earns a minimal interest rate (25 basis points), were $1.5 billion in the second quarter 2011. The Bank’s interest-earning deposits allow the Bank flexibility to fund its on-going strategic initiatives to increase commercial and specialty lending, as well as other mortgage related initiatives.
The Bank’s deposit cost for the second quarter 2011 was 1.50 percent, an 8.0 percent decline, compared to 1.63 percent in the first quarter 2011, and a 34.2 percent decline compared to 2.28 percent in the second quarter 2010. The Bank reduced its deposit funding costs as higher yielding certificates of deposit matured and were replaced with lower-cost core deposits.
Net Interest Income
Second quarter 2011 net interest income was $51.3 million, as compared to $52.6 million during the first quarter 2011 and $49.6 million during the second quarter 2010. The $1.3 million decrease from first quarter 2011 reflects the 1.5 percent decline in average interest-earning assets, including loans held-for-investment and loans available-for-sale, offset by an increase in securities classified as available-for-sale or trading.
Provision for Loan Losses
The second quarter 2011 loan loss provision expense increased by $20.1 million to $48.4 million, as compared to $28.3 million in first quarter 2011 and decreased compared to $86.0 million in second quarter 2010. The increase compared to the first quarter 2011 was due to an increase in residential loan portfolio provisions resulting from continued increases in delinquencies and on-going nationwide market pressures on home price values. Loan loss provisions for the six months ended June 30, 2011 decreased 48.7 percent to $76.7 million from $149.6 million for the six months ended June 30, 2010.
Non-interest Income
Second quarter 2011 non-interest income was $58.1 million, as compared to $96.3 million for the first quarter 2011 and $100.3 million for the second quarter 2010. Non-interest income included the following components:
•	Impairment on investment securities available-for-sale was $(15.6) million during the second quarter 2011, as compared to no impairment incurred during in the first quarter 2011, and an impairment of less than $0.4 million in the second quarter 2010. The increase in impairment losses during the second quarter reflected the quarterly valuation impairment charge on the collateralized mortgage obligations in line with current industry forecasts for future home price expectations.

•	Gain on loan sale income decreased by $10.4 million to $39.8 million in the second quarter 2011, as compared to $50.2 million for the first quarter 2011. For more information, see Mortgage Banking Operations.

•	Net servicing revenue, which is the combination of net loan administration income and the gain (loss) on trading securities (the on-balance sheet hedge of mortgage servicing rights), decreased by 22.5 percent to $30.5 million during second quarter 2011 as compared to $39.3 million during first quarter 2011. The decrease as compared to first quarter 2011 was primarily attributable to a decline of 9.1 percent in the portfolio of mortgage servicing rights due to mortgage servicing right asset sales, a lower and more volatile interest rate environment, and a reduction in the capitalization of new servicing assets during the second quarter.

•	Other fees and charges were a net expense of $15.9 million, as compared to a net expense of $13.3 million for the first quarter 2011. The increase in expense was principally driven by a $1.9 million reduction in a one-time legal settlement fee and a $0.9 million decrease in secondary market reserve provisions, which are accrued for probable losses on loans that are expected to be repurchased from the secondary market.
Non-interest Expense
Non-interest expense was $130.9 million for the second quarter 2011, a decrease of 11.1 percent from $147.2 million for the first quarter 2011, and a decrease of 16.2 percent from $156.2 million for the second quarter 2010.
•	Asset resolution expense, which are expenses associated with foreclosed properties, decreased by 38.9 percent to $23.3 million, as compared to $38.1 million in the first quarter of 2011. The decline was due to a $12.4 million decrease in the provision on real estate owned properties.

•	Compensation, benefits and commission expense decreased by $2.1 million to $61.2 million for the second quarter 2011, as compared to $63.3 million in first quarter 2011, and increased by $10.0 million as compared to $51.2 million in second quarter 2010. The $10.0 million increase in compensation, benefits and commissions expense was primarily due to the increase in the number of employees at June 30, 2011, as compared to June 30, 2010.

•	Federal deposit insurance premiums increased by $2.1 million in the second quarter 2011 to $10.8 million, as compared to $8.7 million in first quarter 2011 and $10.6 million in second quarter 2010. The increase in second quarter 2011 premiums compared to first quarter 2011 was primarily due to the FDIC’s change in assessment methodology.
Balance Sheet Composition
Total assets at June 30, 2011 were $12.7 billion, as compared to $13.0 billion at March 31, 2011 and $13.7 billion at June 30, 2010. During the second quarter 2011, the Bank deployed $963.5 million of interest-earning deposits into $393.4 million of loans available-for-sale and $210.5 million of loans held-for-investment, primarily commercial and specialty loan originations and warehouse lending. Additionally, non-core deposits declined $343.9 million during the second quarter 2011.
Funding Sources
The Bank’s primary sources of funds are deposits obtained through its community banking branches and its internet banking platform, as well as deposits obtained from municipalities and investment banking firms. Funds are also obtained from time to time through loan repayments and sales of loans and securities in the ordinary course of business, advances from the FHLB, community banking operations, customer escrow accounts and security repurchase agreements. The Bank relies upon several of these sources at different times to address its daily and forecasted liquidity needs for operational requirements and policy levels while managing overall net interest costs. Retail deposits were $5.2 billion at June 30, 2011, as compared to $5.5 billion at March 31, 2011 and $5.2 billion at June 30, 2010.
At June 30, 2011, the Bank had a collateralized $4.4 billion line of credit with the FHLB, of which $3.4 billion was advanced or borrowed, and $1.0 billion remained as borrowing capacity. The Bank also had $1.6 billion of liquidity in the form of cash on hand, interest-earning deposits and securities available-for-sale or trading.
Community Banking Operations
Flagstar Bank had 162 community banking branches at June 30, 2011, December 31, 2010 and June 30, 2010.

Earnings Conference Call
The Company’s quarterly earnings conference call will be held on Wednesday, July 27, 2011 from 11 a.m. until noon (Eastern).
Questions for discussion at the conference call may be submitted in advance by e-mail to investors@flagstar.com or asked live during the conference call.
The conference call and accompanying slide presentation will be webcast live on the Investor Relations section of the Company’s Web site, www.flagstar.com, with replays available at that site for at least 10 days.
To listen by telephone, please call at least 10 minutes prior to the start of the conference call at (866) 834-5823 toll free or (973) 341-3018 and use passcode: 82054354.
Flagstar Bancorp, with $12.7 billion in total assets, is the largest publicly held savings bank headquartered in the Midwest. At June 30, 2011, Flagstar operated 162 banking centers in Michigan, Indiana and Georgia and 30 loan origination centers in 15 states. Flagstar Bank originates loans nationwide and is one of the leading originators of residential first mortgage loans.
The information contained in this release is not intended as a solicitation to buy Flagstar Bancorp, Inc. stock and is provided for general information. This release contains certain statements that may constitute “forward-looking statements” within the meaning of federal securities laws. These forward-looking statements include statements about the Company’s beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions, that are subject to significant risks and uncertainties, including, but are not limited to, the fact the sale of the Bank’s branches in Georgia may not be consummated pursuant to its terms, at the time anticipated or at all, and are subject to change based upon various factors (some of which may be beyond the Company’s control). The words “may,” “could,” “should,” “would,” “believe,” and similar expressions are intended to identify forward-looking statements.

Flagstar Bancorp, Inc.
Consolidated Statements of Financial Condition
(In thousands, except share data)

	June 30,	March 31,	December 31,	June 30,
	2011	2011	2010	2010
	(Unaudited)
Assets
Cash and cash items	$56,031	$49,677	$60,039	$52,867
Interest-earning deposits	701,852	1,665,342	893,495	702,251

Cash and cash equivalents	757,883	1,715,019	953,534	755,118
Securities classified as trading	292,438	160,650	160,775	487,370
Securities classified as available-for-sale	551,173	452,368	475,225	544,474
Other investments — restricted	—	—	—	1,951
Loans available-for-sale ($1,870,499, $1,484,824, $2,343,638 and $1,692,286 at fair value at June 30, 2011, March 31, 2011, December 31, 2010 and June 30, 2010, respectively)	2,002,888	1,609,501	2,585,200	1,849,718
Loans repurchased with government guarantees	1,711,591	1,756,534	1,674,752	1,323,517
Loans held-for-investment ($21,514, $22,198, $19,011 and $14,935 at fair value at June 30, 2011, March 31, 2011, December 31, 2010 and June 30, 2010, respectively)	5,975,134	5,764,675	6,305,483	7,365,817
Less: allowance for loan losses	(274,000)	(271,000)	(274,000)	(530,000)

Loans held-for-investment, net	5,701,134	5,493,675	6,031,483	6,835,817

Total interest-earning assets	10,961,076	11,138,070	11,820,930	11,745,098
Accrued interest receivable	91,527	86,862	83,893	80,842
Repossessed assets, net	110,050	146,372	151,085	198,230
Federal Home Loan Bank stock	301,737	337,190	337,190	373,443
Premises and equipment, net	244,565	233,621	232,203	234,880
Mortgage servicing rights at fair value	577,401	635,122	580,299	474,814
Other assets	320,425	390,053	377,865	533,656

Total assets	$12,662,812	$13,016,967	$13,643,504	$13,693,830

Liabilities and Stockholders’ Equity
Deposits	$7,405,027	$7,748,910	$7,998,099	$8,254,046
Federal Home Loan Bank advances	3,406,571	3,400,000	3,725,083	3,650,000
Long-term debt	248,610	248,610	248,610	248,635

Total interest-bearing liabilities	11,060,208	11,397,520	11,971,792	12,152,681
Accrued interest payable	10,935	10,124	12,965	25,117
Secondary market reserve	79,400	79,400	79,400	76,000
Other liabilities	337,829	292,901	319,684	363,671

Total liabilities	11,488,372	11,779,945	12,383,841	12,617,469
Commitments and contingencies — Note 21	—	—	—	—
Stockholders’ Equity
Preferred stock $0.01 par value, liquidation value $1,000 per share, 25,000,000 shares authorized; 266,657 issued and outstanding and outstanding at June 30, 2011, March 31, 2011, December 31, 2010, and June 30, 2010, respectively	3	3	3	3
Common stock $0.01 par value, 700,000,000 shares authorized; 554,163,337 and 553,313,113 and 153,338,007 shares issued and outstanding at June 30, 2011, March 31, 2011, December 31, 2010 and June 30, 2010, respectively	5,542	5,537	5,533	1,533
Additional paid in capital — preferred	251,956	250,569	249,193	246,481
Additional paid in capital — common	1,464,131	1,462,620	1,461,373	1,077,244
Accumulated other comprehensive loss	(357)	(9,760)	(16,165)	(23,282)
Retained earnings (accumulated deficit)	(546,835)	(471,947)	(440,274)	(225,618)

Total stockholders’ equity	1,174,440	1,237,022	1,259,663	1,076,361

Total liabilities and stockholders’ equity	$12,662,812	$13,016,967	$13,643,504	$13,693,830

Flagstar Bancorp, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	For the Three Months Ended			For the Six Months Ended
	June 30, 2011	March 31, 2011	June 30, 2010	June 30, 2011	June 30, 2010

Interest Income
Loans	$98,155	$102,115	$115,953	$200,269	$232,234
Securities classified as available-for-sale or trading	8,949	8,097	20,735	17,046	36,102
Interest-earning deposits and other	957	968	482	1,925	1,126

Total interest income	108,061	111,180	137,170	219,240	269,462

Interest Expense
Deposits	24,902	27,022	41,521	51,924	83,407
FHLB advances	30,218	29,979	42,151	60,196	83,938
Security repurchase agreements	—	—	1,597	—	2,750
Other	1,617	1,606	2,348	3,223	6,044

Total interest expense	56,737	58,607	87,617	115,343	176,139

Net interest income	51,324	52,573	49,553	103,897	93,323
Provision for loan losses	48,384	28,309	86,019	76,693	149,579

Net interest expense after provision for loan losses	2,940	24,264	(36,466)	27,204	(56,256)

Non-Interest Income
Loan fees and charges	14,712	16,138	20,236	30,850	36,565
Deposit fees and charges	7,845	7,500	8,798	15,345	17,211
Loan administration	30,450	39,336	(54,665)	69,786	(28,515)
Gain (loss) on trading securities	102	(74)	69,660	28	66,348
Loss on residual and transferors’ interest	(2,258)	(2,381)	(4,312)	(4,640)	(6,994)
Net gain on loan sales	39,827	50,184	64,257	90,012	116,823
Net loss on sales of mortgage servicing rights	(2,381)	(112)	(1,266)	(2,493)	(3,479)
Net gain on securities available-for-sale	—	—	4,523	—	6,689
Net gain (loss) on sale of assets	1,293	(1,036)	—	256	—
Total other-than-temporary impairment gain	39,725	—	11,274	39,725	36,796
Loss recognized in other comprehensive income before taxes	(55,309)	—	(11,665)	(55,309)	(40,473)

Net impairment losses recognized in earnings	(15,584)	—	(391)	(15,584)	(3,677)
Other fees and charges, net	(15,928)	(13,289)	(6,509)	(29,216)	(28,642)

Total non-interest income	58,078	96,266	100,331	154,344	172,329

Non-Interest Expense
Compensation, commissions and benefits	61,156	63,308	51,104	124,464	112,125
Occupancy and equipment	16,969	16,618	15,903	33,587	31,914
Asset resolution	23,282	38,110	52,587	61,391	75,246
Federal insurance premiums	10,789	8,725	10,640	19,515	20,688
Other taxes	667	866	841	1,533	1,696
Warrant (income) expense	(1,998)	(827)	(3,486)	(2,825)	(2,259)
Loss on extinguishment of debt	—	—	8,971	—	8,971
General and administrative	20,057	20,430	19,621	40,488	37,229

Total non-interest expense	130,922	147,230	156,181	278,153	285,610

Loss before federal income taxes	(69,904)	(26,700)	(92,316)	(96,605)	(169,537)
Provision for federal income taxes	264	264	—	528	—

Net Loss	(70,168)	(26,964)	(92,316)	(97,133)	(169,537)
Preferred stock dividend/accretion	(4,720)	(4,710)	(4,690)	(9,429)	(9,369)

Net loss applicable to common stock	$(74,888)	$(31,674)	$(97,006)	$(106,562)	$(178,906)

Loss per share
Basic	$(0.14)	$(0.06)	$(0.63)	$(0.19)	$(1.55)

Diluted	$(0.14)	$(0.06)	$(0.63)	$(0.19)	$(1.55)

Flagstar Bancorp, Inc.
Summary of Selected Consolidated Financial and Statistical Data
(Dollars in thousands, except per share data)
(Unaudited)

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2011	2011	2010	2011	2010
Summary of Consolidated Statements of Operations
Return on average assets	(2.32)%	(0.96)%	(2.72)%	(1.64)%	(2.55)%
Return on average equity	(24.87)%	(10.17)%	(34.72)%	(17.40)%	(37.31)%
Efficiency ratio	119.7%	98.8%	104.2%	107.7%	107.5%
Equity/assets ratio (average for the period)	9.33%	9.48%	7.84%	9.40%	6.84%
Residential first mortgage loans originated	$4,642,706	$4,856,312	$5,451,667	$9,499,017	$9,776,788
Other loans originated	$152,566	$31,363	$6,935	$183,929	$19,662
Mortgage loans sold and securitized	$4,362,518	$5,829,508	$5,259,830	$10,192,026	$9,796,450
Interest rate spread — Bank only (1)	1.62%	1.62%	1.29%	1.62%	1.31%
Net interest margin — Bank only (2)	1.86%	1.87%	1.61%	1.87%	1.57%
Interest rate spread — Consolidated (1)	1.61%	1.61%	1.28%	1.61%	1.27%
Net interest margin — Consolidated (2)	1.81%	1.81%	1.54%	1.81%	1.47%
Average common shares outstanding	553,946,138	553,554,886	153,298,115	553,751,593	115,707,181
Average fully diluted shares outstanding	553,946,138	553,554,886	153,298,115	553,751,593	115,707,181
Average interest earning assets	$11,297,984	$11,473,046	$12,746,811	$11,385,031	$12,514,547
Average interest paying liabilities	$10,301,159	$10,460,463	$11,641,804	$10,380,371	$11,707,054
Average stockholder’s equity	$1,204,652	$1,245,229	$1,117,686	$1,224,829	$959,039
Charge-offs to average investment loans (annualized)	3.15%	2.14%	5.07%	2.64%	5.42%

	June 31,	March 31,	December 31,	June 30,
	2011	2011	2010	2010
Equity/assets ratio	9.27%	9.50%	9.23%	7.86%
Core capital ratio (3)	10.07%	9.87%	9.61%	9.24%
Total risk-based capital ratio (3)	19.73%	20.51%	18.55%	17.20%
Book value per common share	$1.66	$1.78	$1.83	$5.41
Number of common shares outstanding	554,163,337	553,711,848	553,313,113	153,338,007
Mortgage loans serviced for others	$57,087,989	$59,577,239	$56,040,063	$50,385,208
Weighted average service fee (bps)	30.3	30.2	30.8	32.4
Capitalized value of mortgage servicing rights	1.01%	1.07%	1.04%	0.94%
Ratio of allowance for loan losses to non-performing loans held-for-investment (4)	67.9%	73.6%	86.1%	52.3%
Ratio of allowance for loan losses to loans held-for-investment (4)	4.59%	4.70%	4.35%	7.20%
Ratio of non-performing assets to total assets (bank only)	4.10%	4.26%	4.35%	9.06%
Number of bank branches	162	162	162	162
Number of loan origination centers	30	29	27	28
Number of employees (excluding loan officers and account executives)	2,990	3,030	3,001	2,885
Number of loan officers and account executives	316	306	278	296

(1)	Interest rate spread is the difference between the annualized average yield earned on average interest-earning assets for the period and the annualized average rate of interest paid on average interest-bearing liabilities for the period.

(2)	Net interest margin is the annualized effect of the net interest income divided by that period’s average interest-earning assets.

(3)	Based on adjusted total assets for purposes of core capital and risk-weighted assets for purposes of total risk-based capital. These ratios are applicable to the Bank only.

(4)	Bank only and does not include non-performing loans available-for-sale

Loan Originations
(Dollars in thousands)
(Unaudited)

	For the Three Months Ended
	June 30,		March 31,		June 30,
	2011		2011		2010
Consumer loans:
Residential first mortgage	$4,642,706	96.8%	$4,856,312	99.3%	$5,451,667	99.9%
Other consumer (1)	2,684	0.1	1,200	0.1	1,577	—

Total consumer loans	4,645,390	96.9	4,857,512	99.4	5,453,244	99.9
Commercial loans (2)	149,882	3.1	30,163	0.6	5,995	0.1

Total loan originations	$4,795,272	100.0%	$4,887,675	100.0%	$5,459,239	100.0%

	For the Six Months Ended
	June 30,		June 30,
	2011		2010
Consumer loans:
Residential first mortgage	$9,499,017	98.1%	$9,776,788	99.8%
Other consumer (1)	3,884	0.1	7,465	0.1

Total consumer loans	9,502,901	98.2	9,784,253	99.9
Commercial loans (2)	180,045	1.8	12,197	0.1

Total loan originations	$9,682,946	100.0%	$9,796,450	100.0%

(1)	Other consumer loans include: second mortgage, construction, warehouse lending, HELOC and other consumer loans.

(2)	Commercial loans include: commercial real estate, commercial and industrial and commercial lease financing loans.
Loans Held-for-Investment
(Dollars in thousands)
(Unaudited)

	June 30,		March 31,		December 31,		June 30,
	2011		2011		2010		2010
Consumer loans:
Residential first mortgage	$3,744,342	62.7%	$3,751,772	65.1%	$3,784,700	60.1%	$4,614,822	62.7%
Second mortgage	155,537	2.6	165,161	2.8	174,789	2.8	196,702	2.7
Construction	898	—	3,246	0.1	8,012	0.1	13,003	0.2
Warehouse lending	513,678	8.6	303,785	5.3	720,770	11.4	702,455	9.5
HELOC	241,396	4.0	255,012	4.4	271,326	4.3	294,619	4.0
Other	77,052	1.3	81,037	1.4	86,710	1.4	93,631	1.3

Total consumer loans	4,732,903	79.2	4,560,013	79.1	5,046,307	80.1	5,915,232	80.4

Commercial loans:
Commercial real estate	1,111,131	18.6	1,170,198	20.3	1,250,301	19.8	1,439,324	19.5
Commercial and industrial	106,943	1.8	9,326	0.2	8,875	0.1	11,261	0.1
Commercial lease financing	24,157	0.4	25,138	0.4	—	—	—	—

Total commercial loans	1,242,231	20.8	1,204,662	20.9	1,259,176	19.9	1,450,585	19.6

Total loans held-for-investment	$5,975,134	100.0%	$5,764,675	100.0%	$6,305,483	100.0%	$7,365,817	100.0%

Composition of Mortgage Loans Held-for-Investment
(In thousands)
(Unaudited)

	June 30, 2011		March 31, 2011
	Portfolio Balance (1)	Allowance(1)	Portfolio Balance (1)	Allowance(1)
Performing modified (TDR)	$529,588	$44,838	$562,570	$45,309
Performing and not delinquent within last 36 months	2,237,486	26,696	2,326,486	29,798
Performing with government insurance	120,059	—	127,953	—
Other performing	650,706	35,963	631,833	29,886
Non-performing — 90+ day delinquent	241,258	53,077	146,951	38,986
Non-performing with government insurance	60,147	902	66,460	1,513
30 day and 60 day delinquent	61,533	4,103	57,926	4,642

Total	$3,900,777	$165,579	$3,920,179	$150,134

	December 31, 2010		June 30, 2010
	Portfolio Balance (1)	Allowance(1)	Portfolio Balance (1)	Allowance(1)
Performing modified (TDR)	$576,594	$46,857	$479,635	$44,467
Performing and not delinquent within last 36 months	2,084,578	27,700	2,416,302	31,836
Performing with government insurance	122,677	—	136,065	—
Other performing	987,975	43,462	1,000,843	50,664
Non-performing — 90+ day delinquent	76,572	19,786	651,630	180,125
Non-performing with government insurance	56,587	1,915	43,964	818
30 day and 60 day delinquent	62,518	4,866	96,088	4,621

Total	$3,967,501	$144,586	$4,824,527	$312,531

(1)	Includes residential first mortgage, second mortgage and construction loans.
Composition of Commercial Loans Held-for-Investment
(In thousands)
(Unaudited)

	June 30, 2011		March 31, 2011
	Portfolio Balance (1)	Allowance (1)	Portfolio Balance (1)	Allowance (1)
Performing — not impaired	$966,754	$34,190	$893,670	$33,766
Special mention — not impaired	91,104	7,901	97,624	7,316
Impaired	82,496	19,630	5,649	957
Non-performing — not impaired	402	17	63,915	15,834
Non-performing	101,475	21,885	143,804	36,429

Total	$1,242,231	83,623	$1,204,662	$94,302

	December 31, 2010		June 30, 2010
	Portfolio Balance (1)	Allowance (1)	Portfolio Balance (1)	Allowance (1)
Performing — not impaired	$933,557	$31,291	$918,672	$30,289
Special mention — not impaired	85,103	5,907	117,182	9,525
Impaired	73,631	17,181	14,022	296
Non-performing — not impaired	6,485	752	94,083	19,907
Non-performing	160,400	39,847	306,626	109,764

Total	$1,259,176	$94,978	$1,450,585	$169,781

(1)	Includes commercial real estate, commercial and industrial, and commercial lease financing loans.

Allowance for Loan Losses
(Dollars in thousands)
(Unaudited)

	For the Three Months Ended			For the Six Months Ended
		March 31,
	June 30, 2011	2011	June 30, 2010	June 30, 2011	June 30, 2010
Beginning balance	$271,000	$274,000	$538,000	$274,000	$524,000
Provision for loan losses	48,384	28,309	86,019	76,693	149,579
Charge-offs
Consumer loans:
Residential first mortgage	(8,383)	(2,482)	(45,597)	(10,865)	(75,282)
Second mortgage	(6,138)	(5,778)	(8,401)	(11,916)	(15,096)
Construction	(419)	—	(60)	(419)	(81)
Warehouse lending	(288)	—	(1,278)	(288)	(1,749)
HELOC	(4,925)	(5,063)	(7,363)	(9,988)	(12,240)
Other	(507)	(839)	(982)	(1,346)	(1,616)

Total consumer loans	(20,660)	(14,162)	(63,681)	(34,822)	(106,064)
Commercial loans:
Commercial real estate	(25,957)	(19,289)	(31,402)	(45,246)	(39,736)
Commercial and industrial	(9)	(48)	(316)	(57)	(463)

Total commercial loans	(25,966)	(19,337)	(31,718)	(45,303)	(40,199)
Other	(639)	(620)	(688)	(1,259)	(1,385)

Total charge-offs	$(47,265)	$(34,119)	$(96,087)	$(81,384)	$(147,648)

Recoveries
Consumer loans:
Residential first mortgage	$158	$336	$585	$494	$1,249
Second mortgage	344	866	393	1,210	658
Construction	—	1	4	1	5
Warehouse lending	—	5	53	5	53
HELOC	443	486	348	929	702
Other	290	239	248	529	549

Total consumer loans	1,235	1,933	1,631	3,168	3,216
Commercial loans:
Commercial real estate	462	729	227	1,191	600
Commercial and industrial	—	—	2	—	2

Total commercial loans	462	729	229	1,191	602
Other	184	148	208	332	251

Total recoveries	$1,881	$2,810	$2,068	$4,691	$4,069

Charge-offs, net of recoveries	$(45,384)	$(31,309)	$(94,019)	$(76,693)	$(143,579)

Ending balance	$274,000	$271,000	$530,000	$274,000	$530,000

Net charge-off ratio	3.15%	2.14%	5.07%	2.64%	3.85%

Composition of Allowance for Loan Losses
As of June 30, 2011
(In thousands)
(Unaudited)

	General Reserves	Specific Reserves	Total
Consumer loans:
Residential first mortgage	$135,975	$9,269	$145,244
Second mortgage	19,534	563	20,097
Construction	160	78	238
Warehouse lending	874	746	1,620
HELOC	16,230	—	16,230
Other	1,788	1	1,789

Total consumer loans	174,561	10,657	185,218
Commercial loans:
Commercial real estate	42,033	39,095	81,128
Commercial and industrial	176	—	176
Commercial lease financing	1,732	588	2,320

Total commercial loans	43,941	39,683	83,624
Other and unallocated	5,158	—	5,158

Total allowance for loan losses	$223,660	$50,340	$274,000

Non-Performing Loans and Assets
(Dollars in thousands)
(Unaudited)

	June 30,	March 31,	December 31,	June 30,
	2011	2011	2010	2010
Non-performing loans held-for-investment	$403,381	$368,152	$318,416	$1,013,828
Real estate and other non-performing assets, net	110,050	178,774	179,557	226,215

Non-performing assets held-for-investment, net	513,431	546,926	497,973	1,240,043

Non-performing loans available-for-sale	5,341	6,598	94,889	—

Total non-performing assets including loans available-for-sale	$518,772	$553,524	$592,862	$1,240,043

Ratio of non-performing loans held-for-investment to loans held-for-investment	6.75%	6.39%	5.05%	13.76%
Ratio of non-performing assets to total assets	4.10%	4.26%	4.35%	9.06%
Asset Quality — Loans Held-for-Investment
(Dollars in thousands)
(Unaudited)

	June 30, 2011		March 31, 2011		December 31, 2010		June 30, 2010
	Balance	% of Total	Balance	% of Total	Balance	% of Total	Balance	% of Total
Days delinquent
30	$92,577	1.5%	$94,132	1.6%	$133,449	2.1%	$112,694	1.5%
60	46,269	0.8	56,037	1.0	53,745	0.9	83,046	1.1
90+ and matured delinquent	403,381	6.8	368,152	6.4	318,416	5.0	1,013,828	13.8

Total	$542,227	9.1%	$518,321	9.0%	$505,610	8.0%	1,209,568	16.4%

Loans held-for- investment	$5,975,134		$5,764,675		$6,305,483		$7,365,817

Gain on Loan Sales and Securitizations
(Dollars in thousands)
(Unaudited)

	For the Three Months Ended
	June 30, 2011		March 31, 2011		June 30, 2010
	(000’s)	bps	(000’s)	bps	(000’s)	bps

Description
Valuation gain (loss):
Value of interest rate locks	$(2,860)	(7)	$(616)	(1)	$33,075	63
Value of forward sales	(3,657)	(8)	(40,361)	(69)	(58,475)	(111)
Fair value of loans available for sale	82,760	190	44,322	76	103,643	197
LOCOM adjustments on loans held-for-investment	46	—	(30)	—	(45)	—

Total valuation gains	76,289	175	3,315	6	78,198	149

Sales gains (losses):
Marketing gains, net of adjustments	21,865	50	751	1	26,154	49
Pair-off gains (losses)	(56,951)	(131)	48,458	83	(33,309)	(63)
Provisions for secondary marketing reserve	(1,375)	(3)	(2,339)	(4)	(6,786)	(13)

Total sales gains	(36,462)	(84)	46,870	80	(13,941)	(27)

Total gain on loan sales and securitizations	39,827	91	50,185	86	64,257	122

Total loan sales and securitizations	$4,362,518		$5,829,508		$5,259,830

	For the Six Months Ended
	June 30, 2011		June 30, 2010
	(000’s)	bps	(000’s)	bps

Description
Valuation gain (loss):
Value of interest rate locks	$(3,476)	(3)	$36,099	35
Value of forward sales	(44,018)	(43)	(78,530)	(76)
Fair value of loans available for sale	127,082	124	162,720	158
LOCOM adjustments on loans held-for-investment	16	—	(133)	—

Total valuation gains	79,604	78	120,156	117

Sales gains (losses):
Marketing gains, net of adjustments	22,616	22	53,969	53
Pair-off gains (losses)	(8,494)	(8)	(43,373)	(42)
Provisions for secondary marketing reserve	(3,714)	(4)	(13,929)	(14)

Total sales gains	10,408	10	(3,333)	(3)

Total gain on loan sales and securitizations	90,012	88	$116,823	114

Total loan sales and securitizations	$10,192,026		$10,274,578

Average Balances, Yields and Rates
(Dollars in thousands)
(Unaudited)

	For the Three Months Ended
	June 30, 2011		March 31, 2011		June 30, 2010
		Annualized		Annualized		Annualized
	Average Balance	Yield/Rate	Average Balance	Yield/Rate	Average Balance	Yield/Rate
Interest-Earning Assets:
Loans available-for-sale	$1,509,692	4.72%	$1,683,814	4.44%	$1,675,502	5.00%
Loans repurchased with government guarantees	1,752,816	3.03	1,745,391	2.93	1,173,398	2.44
Loans held-for-investment:
Consumer loans (1)	4,551,267	4.59	4,615,688	4.83	5,885,261	4.82
Commercial loans (1)	1,211,284	4.85	1,228,478	4.85	1,535,025	4.38

Loans held-for-investment	5,762,551	4.65	5,844,166	4.84	7,420,286	4.73
Securities classified as available-for-sale or trading	724,694	4.94	629,444	5.15	1,653,662	5.02
Interest-earning deposits and other	1,548,231	0.25	1,570,231	0.25	823,963	0.24

Total interest-earning assets	11,297,984	3.82	11,473,046	3.88	12,746,811	4.31
Other assets	1,612,293		1,665,367		1,517,946

Total assets	$12,910,277		$13,138,413		$14,264,757

Interest-Bearing Liabilities:
Demand deposits	$409,663	0.33	$398,360	0.39%	$388,402	0.57%
Savings deposits	1,182,145	0.79	1,075,253	0.90	691,170	0.90
Money market deposits	579,361	0.73	555,983	0.78	562,442	0.96
Certificate of deposits	3,002,363	1.81	3,185,614	1.93	3,313,711	2.94

Total retail deposits	5,173,532	1.34	5,215,210	1.48	4,955,725	2.24
Demand deposits	66,549	0.55	77,747	0.54	392,054	0.48
Savings deposits	433,642	0.65	357,122	0.65	68,722	0.59
Certificate of deposits	237,600	0.67	251,646	0.69	245,702	0.81

Total government deposits	737,791	0.65	686,515	0.65	706,478	0.60
Wholesale deposits	741,024	3.46	841,073	3.34	1,628,940	3.14

Total deposits	6,652,347	1.50	6,742,798	1.63	7,291,143	2.28
FHLB advances	3,400,202	3.56	3,469,055	3.50	3,891,758	4.34
Security repurchase agreements	—	—	—	—	210,268	3.05
Other	248,610	2.61	248,610	2.62	248,635	3.79

Total interest-bearing liabilities	10,301,159	2.21	10,460,463	2.27	11,641,804	3.03
Other liabilities	1,404,466		1,432,721		1,505,267
Stockholder’s equity	1,204,652		1,245,229		1,117,686

Total liabilities and stockholder’s equity	$12,910,277		$13,138,413		$14,264,757

(1)	Consumer loans include: residential first mortgage, second mortgage, construction, warehouse lending, HELOC and other consumer loans. Commercial loans include: commercial real estate, commercial and industrial, and commercial lease financing loans.

Average Balances, Yields and Rates
(Dollars in thousands)
(Unaudited)

	For the Six Months Ended
	June 30, 2011		June 30, 2010
		Annualized		Annualized
	Average Balance	Yield/Rate	Average Balance	Yield/Rate
Interest-Earning Assets:
Loans available-for-sale	$1,596,272	4.57%	$1,598,996	4.99%
Loans repurchased with government guarantees	1,749,124	2.98	1,045,140	2.53
Loans held-for-investment:
Consumer loans (1)	4,583,299	4.72	5,885,068	4.87
Commercial loans (1)	1,219,834	4.85	1,569,025	4.56

Loans held-for-investment	5,803,133	4.75	7,454,093	4.81
Securities classified as available-for-sale or trading	677,332	5.04	1,397,018	5.19
Interest-earning deposits and other	1,559,170	0.25	1,019,300	0.22

Total interest-earning assets	11,385,031	3.85	12,514,547	4.32
Other assets	1,638,684		1,500,333

Total assets	$13,023,715		$14,014,880

Interest-Bearing Liabilities:
Demand deposits	$404,043	0.36	$379,260	0.56%
Savings deposits	1,128,994	0.85	690,080	0.87
Money market deposits	567,737	0.76	572,091	0.92
Certificate of deposits	3,093,482	1.87	3,352,020	2.95

Total retail deposits	5,194,256	1.41	4,993,451	2.25
Demand deposits	72,117	0.55	342,254	0.44
Savings deposits	395,594	0.65	72,954	0.53
Certificate of deposits	244,584	0.68	259,616	0.78

Total government deposits	712,295	0.65	674,824	0.58
Wholesale deposits	790,772	3.40	1,709,241	3.04

Total deposits	6,697,323	1.56	7,377,516	2.28
FHLB advances	3,434,438	3.53	3,895,856	4.34
Security repurchase agreements	—	—	159,416	3.48
Other	248,610	2.61	274,266	4.43

Total interest-bearing liabilities	10,380,370	2.24	11,707,054	3.03
Other liabilities	1,418,516		1,348,787
Stockholder’s equity	1,224,829		959,039

Total liabilities and stockholder’s equity	$13,023,715		$14,014,880

(1)	Consumer loans include: residential first mortgage, second mortgage, construction, warehouse lending, HELOC and other consumer loans. Commercial loans include: commercial real estate, commercial and industrial, and commercial lease financing loans.
Pre-tax, pre-credit-cost Income
(Non GAAP measure)
(Dollars in thousands)
(Unaudited)

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,
	2011	2011	2010	June 30, 2011	June 30, 2010
Loss before tax provision	$(69,904)	$(26,700)	$(92,316)	$(96,605)	$(169,537)

Add back:
Provision for loan losses	48,384	28,309	86,019	76,693	149,579
Asset resolution	23,282	38,110	52,587	61,391	75,246
Other than temporary impairment on AFS investments	15,584	—	391	15,584	3,677
Secondary marketing reserve provision	21,364	20,427	11,389	41,791	38,216
Write down of residual interest	2,258	2,381	4,312	4,639	6,994
Reserve increase for reinsurance	—	—	433	—	433

Total credit-related-costs:	110,872	89,227	155,131	200,098	274,145

Pre-tax, pre-credit-cost income	$40,968	$62,527	$62,815	$103,493	$104,608